Exhibit 3.27

CERTIFICATE OF FORMATION

OF

NEWPAGE PORT HAWKESBURY HOLDING LLC

The undersigned, desiring to form a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Delaware Code, Chapter 18, hereby certifies as follows:

FIRST: The name of the limited liability company is NewPage Port Hawkesbury Holding LLC.

SECOND: The address of its registered office in the State of Delaware is 615 South DuPont Highway, County of Kent, City of Dover, State of Delaware, 19901. The name of its registered agent at such address is National Corporate Research, Ltd.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 21 day of August, 2008.

NEWPAGE PORT HAWKESBURY HOLDING LLC

By:	/s/ Jillian Benda
	Name:	Jillian Benda
	Title:	Authorized Person